Exhibit 10.1

Amendment to Employment Agreement

WHEREAS, Harland Clarke Holdings Corp., a Delaware corporation (the ''Company''), and Peter Fera (the ''Executive'') entered into an Amended and Restated Employment Agreement (the "Employment Agreement") dated as of January 1, 2011;

WHEREAS, the Company and the Executive wish to modify certain terms of employment set forth in the Employment Agreement;

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree to amend the Employment Agreement, effective as of March 1, 2013, as set forth below:

1.
Section 3.1 entitled "Salary" shall be amended to reflect a revised annual rate of not less than $550,000 (effective March 1, 2013) less such deductions or amounts to be withheld as required by applicable law and regulations (the "Base Salary").

2.	Section 4.6 entitled "Release" shall be revised by deleting it in its entirety and replacing it with the following:

Release. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments, other than payment of any accrued and unpaid Base Salary to which the Executive is entitled under this Section 4 are conditioned upon and subject to the Executive's execution of a general waiver and release (for the avoidance of doubt, the restrictive covenants contained in Section 5 of this Agreement shall survive the termination of this Agreement), in such form as may be prepared by the Company, of all claims, in the form substantially similar to that attached hereto as Exhibit A, except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement. Notwithstanding anything to the contrary, the severance payments and benefits are conditioned on the Executive's execution, delivery and nonrevocation of the general waiver and release of claims within fifty-five days following the Executive's termination of employment (the "Release Condition"). Payments and benefits of amounts which do not constitute nonqualified deferred compensation and are not subject to Section 409A (as defined below) shall commence five (5) days after the Release Condition is satisfied provided, however, if the fifty-five day period for return of the release begins in one calendar year and ends in a second calendar year, then such payments shall not commence until the second calendar year (even if the Release Condition is satisfied in the first calendar year).  Payments and benefits which are subject to Section 409A shall commence on the 60th day after termination of employment (subject to further delay, if required pursuant to Section 4.7.2 below) provided that the Release Condition is satisfied.

3.	All other terms and conditions of the Employment Agreement shall otherwise remain in place, except as expressly amended herein.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement effective as of March 1, 2013.
HARLAND CLARKE HOLDINGS CORP.

By:    /s/ Charles Dawson
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Name:    Charles Dawson
Title:    President and Chief Executive Officer

/s/ Peter Fera
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Peter Fera